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                             KELLER & COMPANY, INC.
                             555 Metro Place North
                                   Suite 524
                               Dublin, Ohio 43017
                                 (614) 766-1426
                                 (614) 766-1459 FAX

November 20, 1996

                                                            Via: Federal Express

Mr. Douglas Stewart
President
Peoples Federal Savings & Loan Association
Corner of Court & Ohio Streets
Sidney, Ohio 45365

Re: Conversion Appraisal and Business Plan Proposal

Dear Doug:

Pursuant to my conversation with Pat McJoynt, I have enclosed a proposal to prepare a Conversion Appraisal and a Business Plan for Peoples Federal Savings & Loan Association ("Peoples Federal" or the "Association"), relating to the Association's planned conversion from mutual to stock form.

We have completed twelve conversion appraisals in 1996, and are currently completing another conversion appraisal. We have completed all of the business plans for each of these institutions, with timing always a key factor, as it will be for Peoples Federal.

Our firm is very experienced, having served the financial institution industry for over ten years. Our background, experience and education is discussed in our brochure. However, all contact with you and your board will be conducted by me. I will perform the on-site due diligence review and attend the drafting session, which is our policy. Many firms do not attend the drafting sessions, but I feel that key discussions are conducted at such sessions and should be contributed by and shared with all professional participants. I will review the preliminary valuation figure at the drafting session after having discussed it previously with you. As discussed in our conversion appraisal proposal, I will also make a presentation to your board regarding the conversion appraisal.

I would plan to meet with you as soon as possible to discuss future strategic plans and begin the preparation of your Business Plan insuring timely completion to satisfy OTS pre-filing requirements. Prompt completion of the Business Plan is very important.

Regarding our fee for the conversion appraisal, I have proposed a flat fee of $17,000, including out-of-pocket expenses, as stated in the enclosed Conversion

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Mr. Douglas Stewart
November 20, 1996
Page 2


Valuation Agreement. Our fee for the completion of your Business Plan is $5,000, including out-of-pocket expenses. It has been my observation that in most cases, the total fees for these services are equivalent to the fee plus maximum allowable expenses. I have, therefore, capped our fee at a very competitive level to assure that your total cost, including expenses, will be both reasonable and predictable. Our total fees and expenses for your Conversion Appraisal and Business Plan will be $22,000, should you desire our services for both projects.

Our firm is known for providing quality service and is very focused on detail in preparing business plans. We recognize the importance of the business plan to the OTS and providing a detailed explanation of the use of proceeds, which satisfies potential CRA issues and clearly indicates a more active lending program subsequent to the conversion. The use of proceeds for offerings such as yours can become an issue of concern if not adequately discussed in the Business Plan. I share these comments because we have assisted institutions in refiling business plans which were deemed inadequate.

I appreciate the opportunity to provide this proposal, and look forward to possibly working with you on your conversion. I would be pleased to meet with you to show you samples of our work and answer any questions.

Sincerely,

KELLER & COMPANY, INC.


/s/ Michael R. Keller
---------------------
Michael R. Keller
President

MRK:jmm
enclosures

cc: Jeffrey M. Werthan, Esq.
    Patricia McJoynt